Exhibit 99.1

For Immediate Release	Contact:	Marvin O. Schlanger
Chairman and Chief Executive Officer
832-366-2415

Resolution Performance Products LLC Announces First Quarter 2004 Results: $18 MILLION EBITDA EXCEEDS EXPECTATIONS

HOUSTON, TEXAS May 7, 2004 – Resolution Performance Products LLC, the leading worldwide manufacturer and developer of epoxy resins, today reported its financial results for the first quarter of 2004. The first quarter 2004 results include total revenues of $223 million, operating income of $6 million and EBITDA of $18 million. Total revenues increased $25 million, operating income increased $3 million, and EBITDA increased $3 million as compared to the first quarter of 2003. Compared to the fourth quarter 2003 results, total revenues increased $27 million, operating income increased $15 million and EBITDA increased $1 million. EBITDA for the fourth quarter 2003 was $17 million and it included a $14 million gain on sale of an asset.

“The first quarter revenues reflect continuation of a broad improvement in volumes observed in the fourth quarter of 2003. Compared to the fourth quarter, product prices improved slightly due to the weakening of the dollar. Furthermore, our purchasing activities partially offset the continuing rise in raw materials,” said Marvin O. Schlanger, Chairman and CEO.

Schlanger added, “Improved volumes have continued into the second quarter and prices have increased virtually across the breadth of our product line. Unfortunately, these price increases have not kept pace with the unprecedented increases in raw materials. Accordingly, Resolution had previously announced price increases and surcharges effective May 1, 2004.”

“Over the past two years, Resolution has brought significant value to our customers by absorbing $175 million of annualized raw material cost increases. The economy and downstream demand now warrant the pass-through of these costs,” Mr. Schlanger concluded.

Resolution Performance Products will be hosting an investor conference call on May 14, 2004 at 11:00 a.m. eastern standard time. The public is cordially invited to listen and participate by dialing the following toll-free number: 888-632-5950 or 713-481-1320. If you are unable to listen to the call at that time, the replay will be available two hours after the conference call has ended and from 7 a.m. to 8 p.m. central standard time every week day until May 21, 2004 by dialing 877-519-4471 or 973-341-3080 with conference number 4763252.

Resolution Performance Products is the leading worldwide manufacturer and developer of epoxy resins and is also the leading global manufacturer of Versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials. The Company, with approximately 900 employees, has operations in the United States, Europe and Asia. Additional information about the Company and its financial results for annual, quarterly and current report filings are available on its web site at www.resins.com under the corporate information heading.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors, substantial indebtedness and the additional factors and risks contained in the Company’s Registration Statement on Form S-4 declared effective on February 4, 2004 (File No. 333-112016) and in its periodic reports filed with the SEC.

Resolution Performance Products LLC
Consolidated Statements of Operations
(in millions of U.S. dollars)

	(Unaudited)
	Three months ended
	March 31,
	2004	2003
Revenues	$222	$198
Other revenues	1	—

Total	223	198
Costs and expenses:
Purchase and other variable costs	156	138
Operating expenses	31	28
Selling, general and administrative	13	14
Depreciation and amortization	12	11
Research and development	5	4

Total	217	195

Operating income	6	3
Interest expense, net	20	16

Loss before income taxes	(14)	(13)
Income tax expense (benefit)	1	(5)

Net loss	(15)	(8)

EBITDA (1)	$18	$14

(1)	EBITDA represents loss before income taxes, interest expense and depreciation and amortization. EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA because it is used as an internal performance measure. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with United States generally accepted accounting principles or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net loss, as determined under United States generally accepted accounting principles and EBITDA (in millions of U. S. dollars):

	1st QTR 2004	1st QTR 2003	4th QTR 2003
Net loss	$(15)	$(8)	$(32)
Income tax expense (benefit)	1	(5)	19
Interest expense, net	20	16	19
Depreciation and amortization	12	11	11

EBITDA	$18	$14	$17